UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRA INTERNATIONAL, INC.

200 Clarendon Street

Boston, Massachusetts 02116

(617) 425-3000

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

to be held on July 22, 2015

The following information relates to the proxy statement that we filed on May 4, 2015 in connection with the special meeting in lieu of annual meeting of our shareholders to be held on July 22, 2015, which this supplement will refer to as the “annual meeting.” The information in this supplement amends and supplements the information provided to our shareholders under the applicable proxy disclosure rules and set forth in the proxy statement. Except as described in this supplement, the information provided in the proxy statement continues to apply. This supplement is being filed with the United States Securities and Exchange Commission and is being made available to our shareholders on July 21, 2015.

The proxy statement contains important additional information, and this supplement should be read in conjunction with it.

REMOVAL OF PROPOSAL THREE
REGARDING OUR 2006 EQUITY INCENITVE PLAN
FROM SHAREHOLDER CONSIDERATION

On July 20, 2015, our board of directors determined not to seek shareholder approval at the annual meeting of Proposal Three regarding our 2006 equity incentive plan, which included among other things a proposed increase to the number of shares that we can issue under the plan by 1,300,000 shares. Accordingly, we are no longer proposing to modify the plan as set forth in Proposal Three and the proposal has been removed from the agenda for the annual meeting and will not be considered or voted on at the annual meeting. All other proposals presented in the proxy statement remain on the agenda for the annual meeting and will be considered and voted on at the annual meeting.

While our board of directors believes that Proposal Three was appropriately proposed by us, upon review and careful consideration of proxy advisory reports, discussions with shareholders, and further discussions with our management and its advisors, our board of directors has determined that it is in the best interest of our shareholders to remove Proposal Three from shareholder consideration at the annual meeting. Our board of directors and its compensation committee intend to further evaluate our 2006 equity incentive plan and its policies.

The record date for the annual meeting remains May 13, 2015. Accordingly, only shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the annual meeting.

In light of the removal of Proposal Three from consideration at the annual meeting, we note to our shareholders the following important matters regarding voting:

• We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal Three;

• Any proxy card or voting instructions received in the future for Proposals One, Two or Four will be valid;

• Proxy cards or voting instructions received with direction on Proposal Three will not be voted on Proposal Three. Proxy cards or voting instructions received and providing direction on the remaining proposals (Proposals One, Two and Four) will remain valid and will be voted on those proposals as directed in such proxy card or voting instructions; and

• If you have already submitted a proxy card or voting instructions, you do not need to resubmit them with different directions unless you wish to change any votes previously cast on the remaining proposals. You may change your votes at any time prior to the annual meeting.

Your votes regarding the remaining proposals are important. Please vote on these proposals as described in the proxy statement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the annual meeting, we filed a definitive proxy statement with the SEC on May 4, 2015 and, on May 26, 2015, commenced mailing the definitive proxy statement, its related proxy card, a notice of meeting and our 2014 annual report to shareholders. Before making any voting decision, you are urged to read the definitive proxy statement and all of the related proxy materials carefully. Copies of the definitive proxy statement and our 2014 annual report to shareholders are available at http://www.crai.com/proxy.